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                              [LOGO] TECHE HOLDING
                                        COMPANY
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                                  July 6, 2004

                                        FOR RELEASE AT 9:30 AM, CST July 6, 2004
                                                   For More Information Contact:
                                      Patrick O. Little, Chairman, President/CEO
                                                           Teche Holding Company
                                                                  (337) 560-7151

                   TECHE HOLDING COMPANY ANNOUNCES COMPLETION
                 OF MERGER WITH ST. LANDRY FINANCIAL CORPORATION

     NEW IBERIA, LA --Teche Holding Company (AMEX-TSH) announced today that it completed its merger with St. Landry Financial Corporation (OTC-SLAN), on Friday, July 2, 2004. Original merger plans were announced on March 4, 2004. Both companies and applicable regulatory authorities previously approved the merger. The two former offices of First Federal in Opelousas and Eunice are expected to complete data conversion by August 23, 2004, opening as Teche Federal Bank.

     Patrick O. Little, Chairman, President/CEO, Teche Holding Company stated, "This merger represents a great opportunity for Teche Federal shareholders, customers and employees. Teche Federal welcomes our new customers and St. Landry Parish residents with Totally Free Checking, ATM's, Debit Cards, Free Internet Banking and Commercial Lending services. In addition our customers that live in St. Landry Parish will have the convenience of locations close to home."

     "We are pleased to join with Teche Federal. This is an outstanding addition to our community. Today our customers have nineteen locations in south Louisiana and can now utilize the additional products and services that Teche offers," said Wayne Gilmore, Chairman of Teche Holding Company's St. Landry Parish Advisory Board.

     Opelousas Branch Sales and Service Manager, Jutta Codori stated, "Our customers are looking forward to all the new products offered by Teche Federal Bank."

     With this completed merger Teche has approximately $628 million in assets, $427 million in total loans, $400 million in total deposits and $57 million in shareholders' equity. Teche will serve the eight-parish area of St. Landry, Lafayette, St. Mary, St. Martin, Iberia, East Baton Rouge, Terrebonne and Lafourche through a total of 19 branches.

     Teche is the fourth largest publicly traded bank headquartered in Louisiana. Teche Holding Company is the parent company of Teche Federal Savings Bank, which operates 17 offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.